Exhibit 13(a)

                            CLASS B DISTRIBUTION PLAN

                             PURSUANT TO RULE 12b-1

      DISTRIBUTION PLAN made as of the date set forth on Schedule A attached hereto, by and between the Trust named on Schedule A, a Delaware business trust (the "Trust"), on behalf of each of its series listed on Schedule A, as such Schedule may be amended from time to time (each a "Fund," and collectively, the "Funds"), and the distributor, a Delaware corporation, named on Schedule A (the "Distributor").

                              W I T N E S S E T H:

      WHEREAS, the Trust intends to engage in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Trustees of the Trust (the "Trustees") are authorized to establish separate series relating to separate portfolios of securities, each of which may offer separate classes of shares, and

      WHEREAS, the Trustees have established each Fund as a series of the Trust;

      WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries, including, without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund supermarkets ("financial intermediaries"); and

      WHEREAS, the Trust on behalf of the Funds proposes to enter into a Distribution Agreement with the Distributor, pursuant to which the Distributor will act as the exclusive distributor and representative of each Fund in the offer and sale of shares of each Fund, including the Class B Shares (the "Class B Shares") to the public; and

      WHEREAS, the Trust on behalf of each Fund desires to adopt this Class B Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act pursuant to which each Fund will pay an account maintenance fee and a distribution fee to the Distributor with respect to the Fund's Class B Shares; and

      WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Plan will benefit each Fund and its Class B shareholders.

      NOW, THEREFORE, the Trust on behalf of each Fund hereby adopts, and the Distributor hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

      1. The Trust shall pay the Distributor with respect to the Class B Shares of each Fund an account maintenance fee under the Plan at the end of each month at the annual rate of 0.25% of average daily net assets of the Fund relating to the Class B Shares to compensate the Distributor for providing, or arranging for the provision of, account maintenance activities with


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respect to Class B shareholders of the Fund. Expenditures under the Plan may consist of payments to financial intermediaries for maintaining accounts in connection with Class B Shares and payment of expenses incurred in connection with such account maintenance activities including the costs of making services available to shareholders including assistance in connection with inquiries related to shareholder accounts.

      2. The Trust shall pay the Distributor with respect to the Class B Shares of each Fund a distribution fee under the Plan at the end of each month at the annual rate of 0.75% of average daily net assets of the Fund relating to the Class B Shares of the Fund to compensate the Distributor for providing, or arranging for the provision of, sales and promotional activities and services. Such activities and services will relate to the sale, promotion and marketing of the Class B Shares of each Fund. Such expenditures may consist of sales commissions to financial intermediaries for selling Class B Shares, compensation, sales incentives and payments to sales and marketing personnel, and the payment of expenses incurred in its sales and promotional activities, including advertising expenditures related to the Fund and the costs of preparing and distributing promotional materials. The distribution fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 2. Payment of the distribution fee described in this Paragraph 2 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

      3. The Distributor shall provide the Trust for review by the Board of Trustees, and the Trustees shall review at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the account maintenance fee and distribution fee during such period.

      4. This Plan shall not take effect with respect to a Fund until it has been approved by votes of a majority of both (a) the Trustees of the Trust and
(b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

      5. The Plan shall continue in effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4.

      6. The Plan may be terminated at any time with respect to any Fund by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class B voting securities of the applicable Fund.

      7. The Plan may not be amended to increase materially the rate of payments provided for in Paragraph 1 and Paragraph 2 hereof with respect to any Fund unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Class B voting securities of the applicable Fund, and by the Trustees of the Trust in the manner provided for in Paragraph 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 4 hereof.


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

      8. While the Plan is in effect with respect to any Fund, the selection and nomination of Trustees who are not interested persons, as defined in the Investment Company Act, of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

      9. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of the Plan, or the date of such agreement or report, as the case may be, the first two years in an easily accessible place.


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      IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written.

                                      MERRILL LYNCH PRINCIPAL PROTECTED TRUST, on behalf of each of its series listed on Exhibit A

                                      By_______________________________________
                                        Name:
                                        Title:

                                      FAM DISTRIBUTORS, INC.

                                      By_______________________________________
                                        Name:
                                        Title:


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                                   Schedule A

Trust:       Merrill Lynch Principal Protected Trust

Date:        ________ __, 2002

Funds: Merrill Lynch Fundamental Growth Principal Protected Fund Merrill Lynch Basic Value Principal Protected Fund

Distributor: FAM Distributors, Inc.


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